                                                                                          Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                      FOR IMMEDIATE RELEASE

                                                      July 23, 2014

Norfolk Southern reports record second-quarter 2014 results

NORFOLK, VA. – For the second quarter of 2014 Norfolk Southern reported record net income of $562 million, 21 percent higher compared with $465 million in second-quarter 2013. Diluted earnings per share increased 23 percent to a record $1.79, compared with $1.46 per diluted share in the same period last year. The railway operating ratio, or operating expenses as a percentage of revenue, improved 5 percent to 66.5 percent.

All-time quarter records

•         Railway operating revenues increased 9 percent to $3.0 billion.

•         Income from railway operations improved 22 percent to $1.0 billion.

•         Net income increased 21 percent to $562 million.

•         Diluted earnings per share rose 23 percent to $1.79.

•         The railway operating ratio was 66.5 percent, a 5 percent improvement.

“Norfolk Southern delivered excellent financial performance during the second quarter, reporting the highest railway operating revenues in its history,” said CEO Wick Moorman. “We see continued strength across most of our business segments and are optimistic that overall economic conditions will drive growth. Our focus remains unchanged. We are committed to running the safest railroad, providing superior service, increasing efficiency and driving superior returns to our shareholders.”

Second-quarter railway operating revenues increased to a record $3.0 billion, 9 percent higher compared with the same period of 2013, driven by an 8 percent increase in volume.

General merchandise revenues increased 8 percent to a record $1.7 billion compared with the second quarter of 2013. Shipments of metals and construction, chemicals, and agricultural products fueled a 7 percent increase in traffic volume.

Second-Quarter Revenue by Commodity Group (2014 vs. 2013)

•         Intermodal up 11 percent

•         Metals and Construction up 17 percent

•         Coal up 7 percent

•         Chemicals up 10 percent

•         Agriculture up 5 percent

•         Automotive up 3 percent

•         Paper up 2 percent

Coal revenues increased 7 percent to $672 million in the second quarter compared with the same period of 2013, with volume up 3 percent, the result of increased demand for utility coal from stockpile replenishment in response to a severe winter and higher natural gas prices, which offset lower export volume.

Intermodal revenues increased 11 percent to a record $650 million compared with the second-quarter 2013. Volume increased 11 percent, the result of continued domestic growth coupled with new international business.

Railway operating expenses were $2.0 billion, 3 percent higher compared with second-quarter 2013, principally due to costs associated with higher business volumes.

Income from railway operations for the second quarter was a record $1.0 billion, 22 percent higher compared with the same period of 2013.

The railway operating ratio, or operating expenses as a percentage of revenue, was a record 66.5 percent, a 5 percent improvement compared with the same period of 2013.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)